                                                                     EXHIBIT D-3

                        INVESTMENT SUBADVISORY AGREEMENT

            This Investment Subadvisory Agreement is made as of the __________ day of _______________, 1999, by and between VANTAGEPOINT INVESTMENT ADVISERS, LLC, a Delaware limited liability company (hereafter "Client"), WELLINGTON MANAGEMENT COMPANY, LLP, 75 State Street, Boston, Massachusetts 02109 (hereafter "Subadviser"), and, as set forth in Section 23, THE VANTAGEPOINT FUNDS, a Delaware business trust, and is effective as of______________ ,19 (the "Effective Date").

            WHEREAS, the Vantagepoint Funds (the "Funds") is a Delaware Business Trust registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act");

            WHEREAS, Client is party to an Investment Adviser Agreement with the Funds for management of the investment operations of the Funds including the establishment and operation of investment portfolios for the Funds and the entering into of contracts with sub-advisers to assist in managing the investment of the Funds property;

            WHEREAS, Client and Subadviser wish to enter into a sub-advisory agreement pursuant to which Subadviser will provide such assistance to Client.

                                   AGREEMENTS:

            In consideration of the performance by the Subadviser as Investment Subadviser of certain assets held by the Funds, the Client has authorized the Subadviser to manage the securities and other assets as follows:

1.          ACCOUNT

            The account with respect to which the Subadviser shall perform its services shall consist of those assets of the Vantagepoint Equity Income Fund which the Client determines to assign to an account with the Subadviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (hereafter "Account"). From time to time, the Client may, upon notice to the Subadviser, make additions to the Account and may, upon notice to the Subadviser, make withdrawals from the Account.

2.          APPOINTMENT STATUS, POWERS OF SUBADVISER

            (a) Purchase and Sale. Client hereby appoints Subadviser to manage the Account on the terms and conditions set forth in this Agreement. Subject to the restrictions set forth in this Agreement, and acting always in conformity with the Investment Policies provided in Paragraph 4, Subadviser shall supervise and direct investment of the Account. Client hereby grants the Subadviser complete, unlimited and unrestricted discretion and authority to select portfolio securities with respect to the Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and dispose (by sale, exchange or otherwise). The Subadviser will consult with Client, upon the request of the Client, concerning any transactions it makes with respect to the investment of the Account.

            (b) Limitation on Authority. Except as expressly authorized herein or hereafter from time to time, Subadviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent the Client or the Funds in any way or otherwise to be an agent of the Client or the Funds. The activities of Client and Subadviser in managing the assets of the Fund Vantagepoint Equity Income Fund shall in all instances be conducted subject to the supervision and direction of the Board of Directors of the Vantagepoint Funds.

            (c) Voting. Unless otherwise instructed by Client, Subadviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by, or with respect to, the issuers of securities held in the Account. Subadviser will report annually to Client regarding such voting.

            (d) Key Personnel. Subadviser agrees that the following key personnel have primary responsibility with respect to the investment management of the Account. If the(se) individual(s) is unable to devote sufficient time to maintain primary responsibility of the Account, the Subadviser must give Client written advance notice, or prompt notice within three (3) business days, of the name of the person designated by the Subadviser to replace or supplement the individual(s). In addition, the Subadviser will give Client written notice of the replacement of any employee of the Subadviser who has direct supervisory responsibility for the key personnel or who has responsibility for setting investment policy as soon as reasonably practicable.

      Key Personnel:    Stephen T. O'Brien

3.          ACCEPTANCE OF APPOINTMENT

            Subadviser accepts the appointment as an investment Subadviser and agrees to use its best efforts and professional judgment to make timely investment transactions for the Client with respect to the investments of the Account, and to provide the other services required of the Subadviser under the provisions of this Agreement.

4.          INVESTMENT POLICIES

            (a) Investment Objectives. Subject to the supervision of the Fund's Board of Directors and the Client, the Subadviser shall direct the investments of the Account in accordance with the Fund's investment objectives, policies, and restrictions as provided in the Fund's Prospectus and Statement of Additional Information as filed with the Securities and Exchange Commission on Form N-1A ("Registration Statement"), as currently in effect and as amended or supplemented from time to time, and such other limitations as the Fund or Client may reasonably impose by written notice to the Subadviser or as set forth in SCHEDULE A. Client shall give Subadviser copies of the Fund's Prospectus and Statement of Additional Information, and any amendments or supplements thereto, as soon a practicable after such documents become available.

            (b) Funds' Agreement and Declaration of Trust. The Subadviser will adhere to all specific provisions relating to the investment of the Account established in the Funds' Agreement and Declaration of Trust and Registration Statement, both of which are hereby incorporated by reference and made a part of this Agreement. The Client shall give written notice to the Subadviser of any amendments to the Agreement and Declaration of Trust or Registration Statement, which amendments, upon their receipt by the Subadviser, shall be binding on the Subadviser.

            (c) Investment Subadviser Guidelines. The Subadviser shall act in accordance with the Fund's Prospectus and Statement or Additional Information, and in accordance with the limitations set forth in the specific statement of Investment Adviser Guidelines, SCHEDULE B, as restated or modified from time to time by the Client in written notice to the Subadviser. The Client retains the right, on written notice to the Subadviser, to modify any such objectives, guidelines, restrictions, and liquidity requirements in any manner at any time as may be allowed pursuant to the 1940 Act.

            (d) Conflict in Policies. If a conflict in policies or guidelines referenced herein occurs, the Registration Statement shall govern for purposes of this Agreement.

5.          CUSTODY, DELIVERY, RECEIPT OF SECURITIES

            (a) Custody Responsibilities. The Client shall designate one or more custodians to hold the Account. The Custodian, as designated by the Client will be responsible for the custody, receipt and delivery of securities and other assets of the Funds (including the Account), and the Subadviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Funds (including the Account). In the event that any cash or securities of the Funds are delivered to the Subadviser, it will promptly deliver the same over to the Custodian, in the name of the Funds.

            (b) Securities Transactions. Unless otherwise required by local custom, all securities transactions for the Account will be consummated by payment to or delivery by the Funds of cash or securities due to or from the Account. The Subadviser will make all reasonable efforts to notify the Custodian of all orders to brokers for the Account by 9:00 am EST on the day following the trade date and will affirm the trade within the close of business one (1) business day after the trade date (T+1).

            (c) Tri-Party Agreement. The Subadviser is authorized to enter into Tri-Party Repurchase Agreements and sign the standard PSA tri-party agreement (the "Tri-Party Agreement") on behalf of the Client and the subcustodian thereunder is authorized to act as a subcustodian for the Account's assets involved in any tri-party repurchase agreement pursuant to such Tri-Party Agreement.

6.          RECORD KEEPING AND REPORTING

            (a) Records. Subadviser will maintain proper and complete records relating to the furnishing of services under this Agreement, including records with respect to the acquisition, holding and disposition of securities for Client that are required of an investment adviser to a registered investment company pursuant to the 1940 Act and the Investment Advisers Act of 1940, and the rules thereunder, and in accordance with such reasonable instructions as shall be provided to Subadviser by Client from time to time. All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it during normal business hours upon reasonable notice. Except as expressly authorized in this Agreement or as required by applicable law, regulation or order of court or as directed by other party in writing, Subadviser and Client shall keep confidential the records and other information obtained by reason of this Agreement. Upon termination of this Agreement, Subadviser shall promptly, upon demand, return to Client all records Client reasonably believes are necessary in order to discharge its responsibilities to the Funds. Subadviser shall be entitled to retain originals or copies of records pursuant to the requirements of applicable laws or regulations.

            (b) Reconciliations. Subadviser shall reconcile security and cash positions, and market values on a monthly basis to the Custodian's records and report discrepancies to the Client by ten (10) business days after the end of the month.

            (c) Loss Reimbursement. Subadviser shall reimburse the Account for any material error to the Fund's net asset value caused by Subadviser's breach of its standard of care set forth in Section 12 that is a direct cause of a delay in the accurate daily pricing of the Fund(s), provided such loss was not the result of action or inaction of other service providers to the Client or the Fund.

            (d) Reports. Subadviser shall furnish Client and the Board of Directors of the Vantagepoint Funds such periodic and special reports and information as either of them may request, including such information as shall be reasonably necessary to evaluate the terms of any advisory agreement between Client and Subadviser with respect to the assets of the Vantagepoint Equity Income Fund.

            (e) Other Reports on Request. Subadviser shall provide to Client promptly upon request any information available in the records maintained by Subadviser relating to the Account.

            (f) Review of Materials. During the term of this Agreement, the Client shall furnish to the Subadviser at its principal office all prospectuses, statements of additional information, proxy statements, reports to shareholders, advertising and sales literature or other material prepared for distribution to Fund shareholders or the public, which refer to the Subadviser or its clients in any way, prior to the use thereof, and the Client shall not use any such materials if the Subadviser reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof. The Client shall ensure that materials prepared by employees or agents of the Client or its affiliates that refer to the Subadviser or its clients in any way are consistent with those materials previously approved by the Subadviser as referenced in the preceding sentence.

7.          PURCHASE AND SALE OF SECURITIES

            (a) Selection of Brokers. Except to the extent otherwise instructed in writing by Client in acting on behalf of the Fund, (it being understood that Client, acting on behalf of the Fund, may, in its absolute discretion and consistent with the requirements of the 1940 Act and applicable federal securities laws, direct portfolio transactions for which Subadviser is responsible to any broker that Client may see fit), Subadviser shall place all orders for the purchase and sale of securities on behalf of the Client with brokers or dealers selected by Subadviser, but not with a person affiliated with Subadviser, as the term "affiliated person" is defined in the Investment Company Act of 1940 (hereafter an "Affiliate"), unless the transaction is in compliance with Rules 17e-1 or 10f-3 under the 1940 Act, as applicable, and the Fund's policies and procedures thereunder, copies of which shall be provided to Subadviser.

            (b) Best Execution. In placing such orders, the Subadviser will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances. In evaluating the terms available for executing particular transactions for Client and in selecting brokers and dealers to execute such transactions, the Subadviser may consider, in addition to commission cost and execution capabilities, the financial stability and reputation of brokers and dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by brokers and dealers. Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Subadviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer in discharging responsibilities with respect to the Account or to other client accounts as to which it exercises investment discretion.

            (c) Bunching Orders. Client agrees that Subadviser may aggregate sales and purchase orders of Account with similar orders being made simultaneously for other accounts managed by Subadviser, if in Subadviser's reasonable judgment such aggregation shall result in an overall economic benefit or more efficient execution to the Account taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. Client acknowledges that the determination of such economic benefit to the Fund by Subadviser represents Subadviser's evaluation that the Account is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Subadviser in a manner the Subadviser considers to be most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

8.          INVESTMENT FEES

            (a) Fee Schedule. The compensation of the Subadviser for its services under this Agreement shall be calculated and paid by the Client from the assets of the Account in accordance with SCHEDULE C hereto.

            (b) For purposes of this section 8 and Schedule C, all payments due to Subadviser shall be solely made from the assets of the Vantagepoint Equity Income Fund, a portfolio of the Vantagepoint Funds.

            (c) Pro Rata Fee. If the Subadviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the ending market value of the Account in the month in which the termination occurs and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Subadviser hereunder.

9.          BEST EFFORTS;  NON-EXCLUSIVITY OF SERVICES

            The Subadviser shall devote its best efforts and such time as it deems necessary to provide prompt and expert service to the Client. The services of Subadviser to be provided to Client hereunder are not to be deemed exclusive and Subadviser shall be free to provide similar services for its own account and the accounts of other persons and to receive compensation for such services. Client acknowledges that Subadviser and its members, Affiliates and employees, and Subadviser's other clients may at any time, have, acquire, increase, decrease, or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Subadviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement simply because Subadviser, its directors, members, Affiliates or employees invest in such a position for its or their own accounts or for the account of another client.

10.         INSIDER TRADING POLICIES AND CODE OF ETHICS

            Subadviser hereby represents that it has adopted policies that meet the requirements of Rule 17j-1 under the Investment Company Act of 1940. Copies of such policies shall be delivered to the Client upon request, and any material violation of such policies by personnel of the Subadviser who are "access persons" with respect to the Account shall be reported to the Client.

11.         INSURANCE

            At all times during the term of this Agreement, Subadviser shall maintain, at its own cost and expense, professional liability insurance for errors, omissions, and negligent acts, in an amount and with such terms as are standard in the financial services industry for an investment adviser managing the amount of aggregate assets managed by Subadviser for Client and for the Subadviser's other clients.

12.         LIABILITY

            In the absence of any gross negligence, malfeasance, or willful violation of this Agreement, Subadviser shall not be liable to Client for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that the Subadviser reasonably believes to be in the best interests of the Client or the Fund. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client may have under federal or state securities laws.

13.         TERM

            This Agreement shall be in effect for an initial term of two years beginning on the Effective Date. This Agreement may be renewed thereafter for successive one-year periods if such renewal is approved annually by the majority of the Fund's Board of Directors, provided that in such event, continuance shall also be approved by a vote of those members of the Funds' Board of Directors who are not "interested persons" as that term is defined in the Investment Company Act of 1940.

14.         TERMINATION

            This Agreement may be terminated by either party hereto, without the payment of any penalty, immediately upon notice to the other in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a twenty (20) day period after notice of such breach, or otherwise by Subadviser upon sixty (60) days' written notice to the Client or by Client upon 30 days' written notice to Subadviser, except that this Agreement shall automatically terminate in the event of its assignment, as provided in Paragraph 19, at the discretion of the Client in the event of Subadviser's change in control as provided in Paragraph 19, upon the termination of the Funds, or upon termination of Client's advisory agreement with the Funds. Any termination in accordance with the terms of this Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other.

15.         REPRESENTATIONS

            (a) Subadviser hereby confirms to Client that Subadviser is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Subadviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Subadviser in accordance with its terms.

            (b) Client hereby confirms to Subadviser that it is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Client has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Client in accordance with its terms.

            (c) Subadviser hereby acknowledges that the Vantagepoint Funds is registered as an open-end investment company under the 1940 Act and is subject to taxation as a regulated investment company under Subchapter M and the regulations promulgated thereunder of the Internal Revenue Code. Subadviser hereby represents that it is familiar with the requirements of such laws and the rules and regulations thereunder as they apply to the Vantagepoint Funds and has systems and procedures in place reasonably designed to permit Subadviser, Client, and the Vantagepoint Funds to comply with such requirement.

16.         NOTICES

            Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to the party at its address listed below in person or by telex or telecopy receipt of which is confirmed or by mail or by registered mail, return receipt requested. The addresses of the parties are:

                        CLIENT:
                        Vantagepoint Investment Advisers, LLC
                        Attention: Legal Department
                        c/o ICMA Retirement Corporation
                        777 North Capitol Street, NE, Ste. 600
                        Washington, D.C. 20002-4240

                        SUBADVISER:
                        Wellington Management Company, LLP
                        Attention:  Regulatory Affairs Department
                        75 State Street
                        Boston, MA 02109

            Each party may change its address by giving notice as herein required.

17.         SOLE INSTRUMENT

            This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

18.         WAIVER OR MODIFICATION

            No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof. Only the Chief Executive Officer, has authority on behalf of Client to modify or waive any of the provisions of the Agreement. It is understood that certain material amendments may require approval of the Funds shareholders.

19.         ASSIGNMENT AND CHANGE IN CONTROL

            This Agreement shall automatically terminate in the event of its assignment. Subadviser agrees to provide immediate written notice in the event of a change in control. Such a change in control will entitle, but not require, the Client to terminate the Agreement immediately or upon notice.

20.         COUNTERPARTS

            This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

21.         CHOICE OF LAW

            This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws and the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

22.         YEAR 2000 STATEMENT

            Subadviser certifies that it has taken the steps to address the Year 2000 problem that are set forth in Subadviser's SEC Form ADV-Y2K, a copy of which has been filed with the SEC and provided to Client. Any subsequent SEC filings regarding this issue shall be provided to Client.

23.         VANTAGEPOINT FUNDS AS PARTY TO AGREEMENT

            For purposes of Sections 8 (Fees), 12 (Liability), 13 (Term), 14 (Termination), 15 Representations), 16 (Notices), 18 (Waiver or Modification), 19 (Assignment and Change in Control), and 22 (Year 2000 Statement) of the Agreement, as well as for purposes of Schedule C of the Agreement, the Vantagepoint Funds is hereby made a party to the Agreement and shall be entitled to all notices, protections and rights set forth in those Sections and in Schedule C to which Client is entitled.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON         , 199
and make it effective on the date set forth.

CLIENT                                  SUBADVISER
Vantagepoint                            Wellington Management Company, LLP
Investment Advisers, LLC

by:                                     by:

---------------------------             -------------------------
(signature)                             (signature)



---------------------------             -------------------------
Girard Miller, President                (name, title)

Date:                                   Date:

FUNDS
The Vantagepoint Funds

by:


-------------------
Girard Miller, President



Date: